Exhibit 12


WILLAMETTE INDUSTRIES, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLAR AMOUNTS IN THOUSANDS)



                                  Year Ended December 31,
                       ------------------------------------------------
                         1993      1994      1995     1996        1997
                       -------   -------   -------  --------   --------
Fixed Charges:
  Interest Cost        $79,194   $80,807   $77,237  $103,338   $136,929
  One-third rent         4,819     5,227     5,976     6,906      7,535
                       -------   -------   -------   -------   --------
Total Fixed Charges     84,013    86,034    83,213   110,244    144,464
                       =======   =======   =======   =======   ========

Add (Deduct):
  Earnings before
  Income Taxes         189,168   288,923   823,804   306,086    111,263
  Interest Capitalized (15,904)   (9,294)   (6,187)  (10,534)   (19,939)
                      --------  --------  --------  --------   --------
Earnings for
Fixed Charges         $257,277  $365,663  $900,830  $405,796   $235,788
                      ========  ========  ========  ========   ========

Ratio of Earnings to
  Fixed Charges           3.06      4.25     10.83      3.68       1.63
                       =======   =======   =======   =======    =======